Exhibit 9.1

                            Financial Agent Agreement


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                            FINANCIAL AGENT AGREEMENT

Phoenix Equity Planning Corporation
100 Bright Meadow Boulevard
P.O. Box 2200
Enfield, CT 06083-2200
                                                                    May 25, 1994

Gentlemen:

     1. Each of the undersigned mutual funds (hereinafter collectively and singularly referred to as the "Fund") hereby appoints you, subject to your acceptance, as Financial Agent subject to the terms and conditions set forth below, effective January 1, 1994. You shall keep the books of each Fund and compute the daily net asset value of shares of each Fund in accordance with instructions received from time to time from the Board of Directors/Trustees of each Fund; which instructions shall be certified to you by each Fund's Secretary. You shall report such net asset value so determined to each Fund and shall perform such other services as may be requested from time to time by each or any Fund as are reasonably incidental to your duties as Financial Agent.

     2. You shall be obligated to maintain, for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940, as amended, those books and records maintained by you as Financial Agent. Such books and records are the property of each respective Fund and shall be surrendered promptly to the appropriate Fund upon its request. Furthermore, such books and records shall be open to inspection and audit at reasonable times by officers and auditors of each respective Fund.

     3. As compensation for your services hereunder during any fiscal year of each respective Fund, you shall receive, within five days after the end of each fiscal quarter of each respective Fund, a fee based on the average of the aggregate daily net asset values of each respective Fund at the annual rate per each $1 million of $300.

     4. You shall not be liable for anything done or omitted by you in the exercise of due care in discharging your duties as Financial Agent and shall be answerable and accountable only for your own acts and omissions and not for those of any agent employed by you nor for those of any bank, trust company, broker, depository, correspondent or other person. You shall be protected in acting upon any instruction, notice, request, consent, certificate, resolution, or other instrument or paper believed by you to be genuine, and to have been properly executed, and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained by you hereunder a certificate signed by the Secretary of each respective Fund. You shall be entitled, with respect to questions of law relating to your duties hereunder, to advice of counsel (which may be counsel for any Fund) and, with respect to anything done or omitted by you in good faith hereunder in conformity with the advice of or based upon an opinion of counsel, to be held harmless by each respective Fund from all claims of loss or damage. Nothing herein shall protect you against any liability to any Fund or to its respective shareholders to which you would otherwise be subject by reason of your wilful misfeasance, bad faith, gross negligence or reckless disregard of your duties hereunder. Except as provided in this Paragraph 4, you shall not be entitled to any indemnification by any Fund.

     5. Subject to prior approval of the Board of Directors/Trustees of each Fund, you may appoint one or more sub-financial agents to perform any of the functions and services which are to be provided under the terms of this Agreement upon such terms and conditions as may be mutually agreed upon among each respective Fund, you and such sub-financial agent.

     6. This Agreement shall continue in effect only so long as (a) such continuance is specifically approved at least annually by the Board of Directors/Trustees of each Fund or by a vote of a majority of the outstanding voting securities of each respective Fund, and (b) the terms and any renewal of such Agreement


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have been approved by the vote of a majority of the directors/trustees of each respective Fund who are not parties to the Agreement or interested persons, as that term is defined in the Investment Company Act of 1940, of any such party, cast in person at a meeting called for the purpose of voting on such approval. A "majority of the outstanding voting securities of each respective Fund" shall have, for all purposes of this Agreement, the meaning provided therefor in the Investment Company Act.

     7. Either you or any Fund may terminate your appointment as Financial Agent hereunder on written notice to the other, whereupon you will be relieved of the duties described herein with respect to such Fund. Any Fund may terminate this Agreement without in any manner affecting the continued existence of the same with respect to any and all other Fund(s) not terminating the Agreement. This Agreement shall immediately terminate in the event of its assignment, as that term is defined in the Investment Company Act of 1940.

     8. This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the State of Connecticut.

     If this letter correctly sets forth your understanding of the powers to be granted to you and the restrictions to be imposed upon you as Financial Agent, kindly confirm the same by signing in the appropriate space provided below.


                                Very truly yours,

                                Phoenix Asset Reserve
                                Phoenix California Tax Exempt Bonds, Inc.
                                Phoenix Equity Opportunities Fund
                                Phoenix Income and Growth Fund
                                Phoenix Multi-Portfolio Fund
                                Phoenix Multi-Sector Fixed Income Fund, Inc.
                                Phoenix Series Fund
                                Phoenix Total Return Fund, Inc.
                                Phoenix Worldwide Opportunities Fund


                                By: /s/  Philip R. McLoughlin
                                    -----------------------------------
                                    President




Accepted as of date first above written:

PHOENIX EQUITY PLANNING CORPORATION


By:   /s/ Martin J. Gavin
      ----------------------------
      Executive Vice President